Exhibit 3.2

NRFC SUB-REIT CORP.
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of NRFC Sub-REIT Corp, a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the Effective Time (as defined below), every two shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of common stock, $0.02 par value per share, of the Corporation. Upon the Effective Time, no fractional shares of Common Stock will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive cash in lieu thereof. Each stockholder otherwise entitled to a fractional share shall receive cash in an amount equal to such fractional share’s ratable interest in the aggregate proceeds, net of brokerage fees, of the sale of the number of shares of Common Stock obtained by aggregating all fractional shares of Common Stock (the “Aggregate Shares”) at the Effective Time and selling the Aggregate Shares on the open market at prevailing market prices.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:    These Articles of Amendment shall become effective at 5:00 p.m., New York City time on June 30, 2014 (the “Effective Time”).
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June, 2014.

ATTEST:	NRFC SUB-REIT CORP

/s/ Ronald J. Lieberman	By: /s/ Albert Tylis (SEAL)
Ronald J. Lieberman	Albert Tylis
Secretary	President